FOR IMMEDIATE RELEASE

AMERICAN TECHNOLOGY CORPORATION

ANNOUNCES SECOND QUARTER RESULTS

Company Reports Over $7.5 Million in Order Backlog

SAN DIEGO, CA, May 9, 2006 -- American Technology Corporation (ATC) (NASDAQ: ATCO), a leading innovator of commercial, government and military directed sound products and solutions, today announced its results for its second fiscal quarter ended March 31, 2006.

For the second quarter of fiscal year 2006, the Company reported revenues of $1.47 million, compared to $2.82 million in the second quarter of fiscal year 2005 and $1.90 million in the first fiscal quarter ended December 31, 2005. The decrease in revenues in the second quarter ended March 31, 2006 compared to the same quarter a year ago resulted primarily from a reduction in military sales and the inclusion of product revenues of $1.7 million (part of a $4.9 million order received in December 2004) in the prior year's second quarter.

For the second quarter of fiscal year 2006, the Company's gross profit was $188,000 or approximately 13% of revenues compared to a gross profit of $1.33 million, or approximately 47% of revenues for the same quarter a year ago, and compared to a gross profit of $1.06 million, or approximately 56% of revenues for the first fiscal quarter ended December 31, 2005. The decrease in gross profit both absolute and as a percentage of revenues to the same quarter a year ago was principally the result of the decreased sales of our higher margin LRAD™ products.

Net loss for the second quarter of fiscal year 2006 was $2.63 million compared to a net loss of $1.61 million for the same quarter a year ago and a net loss of $770,516 for the first fiscal quarter ended December 31, 2005. The second quarter 2006 net loss increased over the same quarter a year ago primarily due to the decrease in revenues and gross profit as a result of reduced LRAD deliveries to government and military customers. Net loss available to common stockholders for the quarter was $(0.11) per share compared to $(0.15) per share for the same quarter last fiscal year and $(0.03) for the first fiscal quarter ended December 31, 2005.

For the six months ended March 31, 2006, the Company reported revenues of $3.37 million, compared to $7.23 million for the six months ended March 31, 2005. The decrease in revenues for the six months ended March 31, 2006 compared to the same six months a year ago resulted primarily from a reduction in military sales and the impact of an order totaling $4.9 million reported during the six months ended March 31, 2005.

For the first six months of fiscal year 2006, the Company's gross profit was $1.25 million or approximately 37% of revenues, compared to $4.17 million, or approximately 58% of revenues for the same period a year ago. The decrease in gross profit both absolute and as a percentage of revenues was principally the result of the decreased sales of our higher margin LRAD products.

Net loss for the first six months of fiscal year 2006 was $3.40 million compared to a net loss of $3.14 million for the same period a year ago. The net loss for the first six months of fiscal 2006 increased over the same period a year ago primarily due to the decrease in revenues and gross profit as a result of reduced LRAD deliveries to government and military customers and significant expense incurred in evaluating the Company's system of internal controls over financial reporting for compliance with Section 404 of the Sarbanes-Oxley Act. Net loss available to common stockholders for the first six months of fiscal 2006 was $(0.14) per share compared to $(0.24) per share for the same period last fiscal year.

ATC also reported that its research and development expenses decreased to $502,000 for the three months ended March 31, 2006 compared to $1.47 million for the same period a year ago. The company also reported its order backlog was approximately $7.5 million at March 31, 2006 compared to $128,000 at March 31, 2005.

"In the second quarter, we experienced several challenges that affected our financial results including, material shortages, transitioning to a new contract manufacturer, hiring new members of the management and operations teams, and a company headquarters facility move," said John Zavoli, president and chief operating officer of ATC. "With the move behind us and our management and operations positions filled, we are addressing the material shortages and making good progress in ramping up product builds and deliveries with the new contract manufacturer."

"We are also driving down our R & D expenses while working on reducing costs, increasing product margins, and growing the markets for our directional acoustic beam forming products and technologies," commented Zavoli.

"With $5.7 million of our $7.5 million backlog shippable in this fiscal year per purchase order contracts, year-to-date sales of $3.4 million, and expected continuing orders during the second half of our fiscal year, dependent on our ability to manufacture to meet demand, we anticipate exceeding fiscal 2005 revenues," concluded Zavoli.

About American Technology Corporation

American Technology Corporation is Shaping the Future of Sound® through its proprietary directed sound products and technologies which include: the award-winning HSS® (HyperSonic® Sound technology); LRAD™ (Long Range Acoustic Device) products family; NeoPlanar® products family, Sound Vector™ technology, and others. The Company is establishing a strong portfolio of patents, trademarks, and intellectual property including over 320 U.S. and foreign patents and pending patent applications to date. For more information on the company and its technologies and products please visit our web site at www.atcsd.com.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to, the performance of our management team, market acceptance of our directed sound technologies and products, entry of competitors, the possibility our intellectual property protections will not prevent others from marketing products similar to or competitive with our products, potential technical or manufacturing difficulties that could delay product deliveries or increase warranty costs, and other risks identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the "Risk Factors" section of the company's Form 10-K for the year ended September 30, 2005 and Form 10-Q for the quarter ended March 31, 2006. American Technology Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

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FOR FURTHER INFORMATION CONTACT:

Investor Relations: Media Inquiries:

Robert Putnam Don Mathias

(858) 679-3168 (949) 855-4520

robert@atcsd.com dwmath@aol.com

American Technology Corporation
Condensed Statements of Operations
(000's omitted except per share amounts)
(Unaudited)
	For the three months ended March 31,
	2006	2005

Total revenues	$1,466	$2,817
Cost of revenues	1,278	1,490
Gross profit	188	1,327

Operating expenses:
Selling, general and administrative	2,047	2,044
Research and development	502	1,466
Total operating expenses	2,549	3,510

Loss from operations	(2,361)	(2,183)

Other income (expense):
Interest income	71	19
Interest expense	--	(131)
Unrealized gain (loss) on derivative revaluation	(340)	682
Total other income (expense)	(269)	570

Net loss	(2,630)	(1,613)
Dividend requirements on convertible preferred stock	--	1,519
Net loss available to common stockholders	$(2,630)	$(3,132)
Net loss per share of common stock - basic and diluted	$(0.11)	$(0.15)
Average weighted number of common shares outstanding	24,382,731	20,665,004

American Technology Corporation
Condensed Balance Sheets
(000's omitted except per share amounts)
(Unaudited)
	March 31,	September 30,
	2006	2005
ASSETS
Current Assets:
Cash and cash equivalents	$5,449	$10,348
Accounts Receivable	1,943	880
Inventories, net of $494 and $691 reserve for obsolescence	1,648	1,800
Prepaid expenses and other	161	201
Total current assets	9,201	13,229
Equipment, net	672	607
Patents, net	1,408	1,373
Long term deposits	58	--
Total assets	$11,339	$15,209

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,435	$1,985
Accrued liabilities	1,014	1,224
Derivative warrant instrument	1	282
Capital lease short-term portion	5	12
Total current liabilities	2,455	3,503
Long-Term Liabilities:
8% Unsecured Subordinated Promissory Notes, net of $743,977
and $-0- debt discount	-	-
Derivative warrant instrument	1,153	1,564
Total liabilities	3,608	5,067
Total stockholders' equity	7,731	10,142
Total liabilities and stockholders' equity	$11,339	$15,209